Filed Pursuant to Rule 433

Registration Statement No. 333-185478

Free Writing Prospectus

(To Preliminary Prospectus Supplement dated May 14, 2014 and Prospectus dated December 14, 2012)

May 14, 2014

US$1,250,000,000 1.20% Notes due May 19, 2017

US$1,250,000,000 Floating Rate Notes due May 19, 2017

1.20% Notes due May 19, 2017

Issuer:	Westpac Banking Corporation

Principal Amount:	US$1,250,000,000

Ranking:	Senior Unsecured

Expected Ratings:	Aa2/AA-; Stable/Stable (Moody’s/S&P)*

Legal Format:	SEC Registered Global Notes

Trade Date:	May 14, 2014

Settlement Date:	May 21, 2014 (T+5)

Maturity Date:	May 19, 2017

Coupon:	1.20%

Price to Public:	99.895%

Benchmark Treasury:	0.875% due May 15, 2017

Benchmark Treasury Price and Yield:	100-06+/0.806%

Re-offer Spread to Benchmark Treasury:	43 basis points

Re-offer Yield:	1.236%

Gross Spread:	15 basis points

All-in Price:	99.745%

Interest Payment Dates:	Payable semi-annually in arrears on May 19 and November 19 of each year, commencing November 19, 2014 (short first coupon), subject to Business Day Convention

Day Count Convention:	30/360, unadjusted

Net Proceeds:	US$1,246,812,500.00

Business Days:

Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in Sydney, Australia, New York, New York, or London, United Kingdom are authorized or obligated by law or executive order to close

Business Day Convention:

Any payment of principal, premium and interest required to be made on an Interest Payment Date that is not a Business Day will be made on the next succeeding Business Day, and no interest will accrue on that payment for the period from and after the Interest Payment Date to the date of payment on the next succeeding Business Day

Denominations:	Minimum of US$2,000 with increments of US$1,000 thereafter

CUSIP:	961214CH4

ISIN:	US961214CH46

Joint Active Bookrunners:	Citigroup Global Markets Inc.
HSBC Securities (USA) Inc.
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated

US$1,250,000,000 Floating Rate Notes due May 19, 2017

Issuer:	Westpac Banking Corporation

Principal Amount:	US$1,250,000,000

Ranking:	Senior Unsecured

Expected Ratings:	Aa2/AA-; Stable/Stable (Moody’s/S&P)*

Legal Format:	SEC Registered Global Notes

Trade Date:	May 14, 2014

Settlement Date:	May 21, 2014 (T+5)

Maturity Date:	May 19, 2017

Price to Public:	100%

Interest:	Floating Rate

Reference Benchmark:	U.S. Dollar three-month LIBOR

Spread to Benchmark:	plus 33 basis points

Gross Spread:	15 basis points

All-in Price:	99.850%

Interest Payment Dates:	Payable quarterly in arrears on Febraury 19, May 19, August 19 and November 19 of each year, commencing August 19, 2014 (short first coupon), subject to Business Day Convention

Interest Reset Dates:	Quarterly on Febraury 19, May 19, August 19 and November 19 of each year, commencing August 19, 2014

Initial Interest Rate:	U.S. Dollar three-month LIBOR, determined as of two London business days prior to the Settlement Date, plus 33 basis points

Day Count Convention:	Actual/360

Net Proceeds:	US$1,248,125,000.00

Business Days:

Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in Sydney, Australia, New York, New York, or London, United Kingdom are authorized or obligated by law or executive order to close.

Business Day Convention:

If any interest payment date would fall on a day that is not a Business Day, other than the interest payment date that is also the date of maturity for the notes, that interest payment date will be postponed to the following day that is a Business Day, except that if such next Business Day is in a different month, then that interest payment date will be the immediately preceding day that is a Business Day.

Interest Periods:

Except as described below for the first interest period, on each interest payment date, interest will be paid or duly provided for the period commencing on and including the immediately preceding interest payment date and ending on and including the day preceding the next interest payment date. We refer to this period as an “interest period.” The first interest period will begin on and include May 21, 2014 and will end on and include August 18, 2014.

Denominations:	Minimum of US$2,000 with increments of US$1,000 thereafter

CUSIP:	961214CJ0

ISIN:	US961214CJ02

Joint Active Bookrunners:	Citigroup Global Markets Inc.
HSBC Securities (USA) Inc.
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated

Free Writing Prospectus

(To Preliminary Prospectus Supplement dated May 14, 2014 and Prospectus dated December 14, 2012)

*A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, HSBC Securities (USA) Inc. toll-free at 1-866-811-8049, J.P. Morgan Securities LLC at 212-834-4533 or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322.